CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Reed’s, Inc.

We hereby consent to the inclusion in the foregoing Post Effective Amendment No. 8 to the Registration Statement on Form SB-2 of our report dated April 7, 2006 relating to the financial statements of Reed’s, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004. which appears in the Reeds Inc. Annual Report on Form 10-KSB for the fiscal years ended December 31, 2005 and 2004 filed with the Securities and Exchange Commission on April 17, 2006. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WEINBERG & COMPANY, P.A. WEINBERG & COMPANY, P.A. Certified Public Accountants

Los Angeles, California
August 28, 2006